Exhibit NN
PROMISSORY NOTE
     This Promissory Note is delivered in connection with the Memorandum of Agreement (the “Agreement”) executed concurrently herewith by and between 1324286 Alberta Ltd. and Victoria Square Ventures Inc. This Promissory Note shall constitute full and final payment of the purchase price under the Agreement.
     FOR VALUE RECEIVED, the undersigned, 1324286 Alberta Ltd., hereby promises to pay to or to the order of Victoria Square Ventures Inc. the principal amount of three million two hundred forty thousand dollars ($3,240,000) in lawful money of Canada plus interest as calculated below.
     Interest on the outstanding principal amount of this Promissory Note shall accrue at the rate of 3.5 per cent per annum. All such interest shall be payable no later than concurrent with the repayment of any principal hereunder. Interest shall be charged on overdue interest at the same rate. At any time that only part of the principal outstanding hereunder is repaid, all funds shall first be applied to any accrued and unpaid interest and the balance, if any, shall be applied to any outstanding principal.
     The outstanding principal amount of this Promissory Note together with all accrued and unpaid interest thereon may be repaid, in whole or in part, at any time by the undersigned.
     The outstanding principal amount of this Promissory Note together with all accrued and unpaid interest thereon shall be repayable in full at the principal office of the holder in the City of Montreal, Province of Quebec on the fifth anniversary of the date hereof. Notwithstanding the foregoing, in the event that at any time (and on each occasion that) prior to the fifth anniversary of the date hereof, (a) 1324286 Alberta Ltd., directly or indirectly, (i) sells, or (ii) otherwise receives consideration from such company listed below for any of the securities it holds of, in each case: BELLUS Health Inc., Adaltis Inc., Prognomix Inc., DNA Genotek Inc., Thallion Pharmaceuticals Inc. (or any of their successors) or (b) Carlo Bellini or Vitus Investments III Private Limited, directly or indirectly (x) sells any shares of ViroChem Pharma Inc. (or its successor) or (y) otherwise receives consideration from ViroChem Pharma Inc. (or its successor) for any of the securities that Carlo Bellini or Vitus Investments III Private Limited holds, directly or indirectly, of ViroChem Pharma Inc. (or its successor), then 1324286 Alberta Ltd. shall, on each such occasion, immediately repay an amount equal to the proceeds of such sale or receipt of consideration by such party up to a maximum of the then outstanding principal amount of this Promissory Note together with all accrued and unpaid interest thereon. In the event that 1324286 Alberta Ltd. receives non-cash consideration in respect of its interest in BELLUS Health Inc., Adaltis Inc., Prognomix Inc., DNA Genotek Inc., Thallion Pharmaceuticals Inc. (or any successors), it may satisfy its obligations hereunder, in whole or in part, by transferring, as soon as legally and contractually possible after its receipt of same, such non-cash consideration to Victoria Square Ventures Inc. (with the value thereof reducing 1324286 Alberta Ltd.’s obligations hereunder on a dollar for dollar basis). Additionally, in the event that Carlo Bellini or Vitus Investments III Private Limited receives non-cash consideration in respect of his or its interest in Virochem Pharma Inc. (or its successor), 1324286 Alberta Ltd. may satisfy its obligations hereunder, in whole or in part, by the delivery of identical non-cash consideration to

Victoria Square Ventures Inc. (with the value thereof reducing 1324286 Alberta Ltd.’s obligations hereunder on a dollar for dollar basis). All such funds shall be used to repay any accrued and unpaid interest first and then shall be applied against any outstanding principal. Where 1324286 Alberta Ltd wishes to transfer to Victoria Square Ventures Inc. such non-cash consideration in either or both of the circumstances set forth above: (i) it shall provide Victoria Square Ventures Inc. written notice of such intent at least five (5) days prior to the anticipated date of completion of the transaction pursuant to which it or Carlos Bellini or Vitus Investments III Private Limited, as applicable, will receive such non-cash consideration and (ii) such non-cash consideration will be valued, for the purposes of determining how much of the principal amount of this Promissory Note has been repaid by the delivery of such non-cash consideration to Victoria Square Ventures Inc., at the fair market value thereof as at the effective date of the transaction pursuant to which it or Carlos Bellini or Vitus Investments III Private Limited, as applicable, will receive such non-cash consideration.
     The occurrence of one or more of the following events constitutes an event of default (“Event of Default”) under this Promissory Note:
(a)	1324286 Alberta Ltd. defaults in the payment when due of any amount owing under this Promissory Note in respect of principal or any interest;

(b)	1324286 Alberta Ltd. shall generally not pay or becomes unable to pay its debts generally as such debts become due or shall admit, in writing, its inability to pay its debt generally;

(c)	1324286 Alberta Ltd. (i) applies for or consents to the appointment of a receiver, or trustee of itself or of all or a substantial part of its property or assets, (ii) makes a general assignment for the benefit of its creditors, (iii) takes advantage of any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding up, or (iv) takes any action for the purpose of effecting any of the foregoing; or

(d)	a proceeding is commenced against 1324286 Alberta Ltd. in any jurisdiction seeking (i) its bankruptcy, reorganization, liquidation, dissolution, arrangement or winding up, or similar relief, (ii) the appointment of a receiver, trustee or the like of all or any substantial part of its property, or (iii) the seizure or the attachment of any part of its property having a value of more than $500,000, except where such proceeding is contested diligently and in good faith within 30 days of the commencement of such proceeding.
     If an Event of Default occurs and is continuing, Victoria Square Ventures Inc. may, on giving a written notice to 1324286 Alberta Ltd., notwithstanding the terms hereof, declare all indebtedness of 1324286 Alberta Ltd. under this Promissory Note to be immediately due and payable and demand immediate payment of the whole or part thereof.
     The undersigned, hereby waives the necessity of presentation, protest, notice of protest, notice of dishonour or any other formality or legal requirement relating to collection of payment of this Promissory Note. The non-exercise by the holder of any rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
     The holder of this Promissory Note may at any time negotiate, transfer, assign or endorse same to or in favour of any party and this demand Promissory Note shall be binding upon the undersigned and shall enure to the benefit of Victoria Square Ventures Inc. and its successors and assigns. This Promissory Note constitutes a negotiable instrument.
     This Promissory Note shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.
     Time shall be of the essence.
Dated as of the 18th day of December, 2008.

1324286 ALBERTA LTD.
Per:	/s/ Vern Strang
Vern Strang

Accepted and Agreed:

VICTORIA SQUARE VENTURES INC.
Per:	/s/ Peter Kruyt
Peter Kruyt
HEREUNTO INTERVENING on this 18th day of December, 2008
DR. FRANCESCO BELLINI, who hereby irrevocably, absolutely and unconditionally guarantees the due and punctual payment in full and performance of all debts, liabilities and obligations of 1324286 Alberta Ltd. hereunder and hereby renounces all benefits of division and discussion and notice, irrespective of any right of defence, counterclaim or right of set-off, reduction or diminution available to 1324286 Alberta Ltd. or to the undersigned, the whole constituting a solidary obligation of the undersigned, making this guarantee his own personal affair.

/s/ Francesco Bellini
DR. FRANCESCO BELLINI